Exhibit 99.1

FOURTH AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

DATED AS OF JUNE 19, 2006

AMONG

LOVING CREEK FUNDING CORPORATION,
AS THE SELLER,

OFFICEMAX INCORPORATED
(FORMERLY KNOWN AS BOISE CASCADE CORPORATION),
AS THE INITIAL COLLECTION AGENT,

ABN AMRO BANK N.V.,
AS THE AGENT AND AS THE WINDMILL PURCHASER AGENT,

WACHOVIA BANK, NATIONAL ASSOCIATION,
AS THE VFCC PURCHASER AGENT,

GENERAL ELECTRIC CAPITAL CORPORATION,
AS A RELATED BANK PURCHASER
AND AS A PURCHASER AGENT,

THE RELATED BANK PURCHASERS
FROM TIME TO TIME PARTY HERETO,

WINDMILL FUNDING CORPORATION,
AS A CONDUIT PURCHASER,

AND

VARIABLE FUNDING CAPITAL COMPANY LLC,
AS A CONDUIT PURCHASER

i

ii

SCHEDULES	DESCRIPTION

Schedule I	Definitions	I-1
Schedule II	Committed Conduit Purchasers and Related Bank Purchasers and their respective Commitments	II-1

EXHIBITS	DESCRIPTION

Exhibit A	Form of Incremental Purchase Request	A-1
Exhibit B-1	Form of Monthly Report
Exhibit B-2	Form of Weekly Report
Exhibit B-3	Form of Daily Report
Exhibit C	Addresses and Names of Seller and Originator
Exhibit D	Lock-Boxes and Lock-Box Banks
Exhibit E	Form of Lock-Box Letter	I-1
Exhibit F	Credit and Collection Policy
Exhibit G	Accounting Calendar	G-1

iii

FOURTH AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

FOURTH AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of June 19, 2006, among Loving Creek Funding Corporation, a Delaware corporation (the “Seller”), OfficeMax Incorporated (formerly known as Boise Cascade Corporation) (the “Initial Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchasers (the “Agent”) and as the Windmill Purchaser Agent (“Windmill Purchaser Agent”), Wachovia Bank, National Association (“Wachovia”), as the VFCC Purchaser Agent (“VFCC Purchaser Agent”), General Electric Capital Corporation (“GECC”), as a Purchaser Agent (“GECC Purchaser Agent”), the other Purchaser Agents from time to time party hereto (collectively with the Windmill Purchaser Agent the GECC Purchaser Agent and the VFCC Purchaser Agent, the “Purchaser Agents”), GECC as a Related Bank Purchaser, the Related Bank Purchasers from time to time party hereto (collectively, the “Related Bank Purchasers”), Windmill Funding Corporation, as a Conduit Purchaser (“Windmill”) and Variable Funding Capital Company LLC, as a Conduit Purchaser (“VFCC”). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The Conduit Purchasers and the Related Bank Purchasers and their respective Commitments are listed on Schedule II.

Reference is made to that certain Third Amended and Restated Receivables Sale Agreement dated as of June 20, 2005, as amended, currently in effect among Loving Creek Funding Corporation (the “Seller”), OfficeMax Incorporated (formerly known as Boise Cascade Corporation) (the “Initial Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchasers (the “Agent”) and as the Windmill Purchaser Agent (“Windmill Purchaser Agent”), Wachovia Bank, National Association, as the Blue Ridge Purchaser Agent (“Blue Ridge Purchaser Agent”), the other Purchaser Agents from time to time party thereto (collectively, the “Purchaser Agents”), the Related Bank Purchasers from time to time party thereto (collectively, the “Related Bank Purchasers”), Windmill Funding Corporation, as a conduit purchaser (“Windmill”) and Blue Ridge Funding Corporation, as a conduit purchaser (“Blue Ridge”) (the “Original Receivables Sale Agreement”). The Seller and the Initial Collection Agent hereby request that certain amendments be made to the Original Receivables Sale Agreement and, for the sake of clarity and convenience, that the Original Receivables Sale Agreement be restated in its entirety as so amended. This Fourth Amended and Restated Receivables Sale Agreement amends and replaces in its entirety the Original Receivables Sale Agreement, and from and after the date hereof, all references made to the Original Receivables Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Third Amended and Restated Receivables Sale Agreement. In addition, unless otherwise amended, restated or modified in connection with the execution of this Fourth Amended and Restated Receivables Sale Agreement, all Transaction Documents executed in connection with the Original Receivables Sale Agreement shall be in full force and effect.

The parties hereto agree as follows:

ARTICLE I
PURCHASES FROM SELLER AND SETTLEMENTS

Section 1.1.    Sales.

(a)           The Sold Interest.   Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that the Conduit Purchasers (or, only if (i) a Conduit Purchaser denies such request or is unable to fund or (ii) a Purchaser Group does not include a Conduit Purchaser, ratably request that the Related Bank Purchasers for such Conduit Purchaser) make purchases of an undivided percentage ownership interest in its right, title and interest in the Receivables and all related Collections. Upon any such request, subject to the terms and conditions of this Agreement, (i) the Conduit Purchasers may, in their sole discretion, purchase such interest, or, if any such Conduit Purchaser decides not to purchase such interest, the Related Bank Purchasers for such Conduit Purchaser shall purchase such interest and (ii) the Related Bank Purchasers for any Purchaser Group that does not include a Conduit Purchaser shall purchase such interest. Such interest shall be transferred to the Agent, on behalf of each Purchaser Agent as representative of the applicable Conduit Purchaser or Related Bank Purchaser, as the case may be. Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and related Collections (its “Purchase Interest”) shall equal at any time the following quotient:

I
ER	+ PRP

where:

I	=	the outstanding Investment of such Purchaser at such time;

ER	=	the Eligible Receivables Balance at such time; and

PRP	=	the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to a Purchaser under Article II or pursuant to a Transfer Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections.

2

(b)           Conduit Purchaser Purchase Option and Related Bank Purchaser Commitments.   Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Bank Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Termination Date, based on the applicable Purchaser Group’s Ratable Share of each Purchase by and (in the case of each Related Bank Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase), to the extent its Investment would not thereby exceed its Commitment, and the Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.”  Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.”  All Purchases hereunder shall be made ratably by such Purchaser Group in accordance with the Commitment of such Purchaser Group.

(c)           Incremental Purchases.   In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases may only be requested ratably from the Conduit Purchasers in each Purchaser Group unless such Purchaser Group does not include a Conduit Purchaser or a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of such Incremental Purchase (which determination shall be made within one Business Day after the Seller’s request for an Incremental Purchase), in which case the Seller may request such Incremental Purchase from the Related Bank Purchasers for such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If the Ratable Share of an Incremental Purchase requested from a Conduit Purchaser and such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the Seller’s Account its Ratable Share amount of such Incremental Purchase by no later than 12:00 noon (Chicago time) on the Purchase Date. If the Seller requests the Incremental Purchase from the Related Bank Purchasers for such Conduit Purchaser under the circumstances permitted herein three Business Days before such requested Purchase, subject to Section 7.2 and the other terms and conditions hereof, each Related Bank Purchaser shall transfer its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase into the Seller’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which in no event will be earlier than three Business Days after such request is made to the Related Bank Purchasers).

(d)           Reinvestment Purchases.   Unless a Conduit Purchaser has provided to the Agent, each Purchaser Agent, the Seller, and the Collection Agent a notice still in effect that it no longer wishes to make Reinvestment Purchases (in which case such Conduit Purchaser’s Reinvestment

3

Purchases, but not those of its Related Bank Purchasers, shall cease), at any time before the Termination Date when no Interim Liquidation is in effect, on each day that any Collections are received by the Collection Agent a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser’s Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

(e)           Security Interest.   To secure all of the Seller’s obligations under the Transaction Documents and, to the extent of the Sold Interest, to secure the repayment of all Investment, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller’s rights in the Receivables and the Collections.

(f)            Assignments.   Pursuant to the Original Receivables Sale Agreement, the current Aggregate Investment is $200,000,000. The parties hereto are amending and restating the Original Receivables Sale Agreement in order to add GECC, as a Related Bank Purchaser hereunder. Windmill and VFCC hereby sell and assign to GECC hereby purchases and assumes from Windmill and VFCC, an Investment in the Receivables which are currently held by Windmill and VFCC each in the amount of $100,000,000.00 such that the Investment of GECC in Receivables which are on the date hereof shall each equal $66,666,666.66 and the resulting Investment of Windmill shall equal $66,666,666.68 and VFCC shall equal $66,666,666.66. Windmill and VFCC represent and warrant that each are the legal and beneficial owners of the Investment assigned by it hereunder and that such Investment is free and clear of any Adverse Claim created by the Agent, Windmill and VFCC.

Section 1.2.    Interim Liquidations.   (a) Optional.   The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days’ written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

(b)           Mandatory.   If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

4

Section 1.3.    Selection of Discount Rates and Tranche Periods for each Purchaser Group.

(a)           [Reserved].

(b)           Conduit Purchasers.   The Seller shall pay Funding Charges with respect to each Conduit Purchaser’s Purchase Interest for each day that any Investment in respect of such Purchase Interest is outstanding. Each such Purchase Interest will accrue Funding Charges each day based on the Pooled Allocation. On each Settlement Date the Seller shall pay to the Windmill Purchaser Agent an aggregate amount equal to all accrued and unpaid Funding Charges in respect of the Purchase Interest of Windmill for the immediately preceding Settlement Period. On each Settlement Date the Seller shall pay to the VFCC Purchaser Agent an aggregate amount equal to all accrued and unpaid Funding Charges in respect of the Purchase Interest of VFCC for the immediately preceding calendar month. Each Conduit Purchaser Agent shall allocate the Investment of its related Conduit Purchaser to Tranche Periods in its sole discretion. Any Investment purchased from such Conduit Purchaser pursuant to a Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

(c)           Related Bank Purchasers.   All Investment of the Related Bank Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Related Bank Purchaser and three Business Days before the expiration of any Tranche Period applicable to any Related Bank Purchaser’s Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto; provided that the Discount Rate applicable to the Investment of GECC shall be the Eurodollar Rate for Tranche Periods of one calendar month or as otherwise determined by the GECC Purchaser Agent. All Investment of the Related Bank Purchasers other than GECC may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Any Investment of the Related Bank Purchasers other than GECC not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the applicable Purchaser Agent, upon notice to all other Purchaser Agents, may reallocate any outstanding Investment of the Related Bank Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Related Bank Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

(d)           Each Conduit Purchaser Agent shall allocate the Investment of the related Conduit Purchaser to Tranche Periods in its sole discretion. If, by the time required in Section 1.3(c), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Related Bank Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to the relevant Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

5

(e)           If any Related Bank Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Related Bank Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the applicable Purchaser Agent, upon the direction of such Related Bank Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

Section 1.4.   Fees and Other Costs and Expenses.   (a) Each Purchaser Agent shall receive from the Seller for the ratable benefit of its Purchaser Group such amounts as agreed to with the Purchaser in the Fee Letter for such Purchaser Group.

(b)           If with respect to any Investment of any Purchaser Group, the amount of such Purchaser Group’s Investment allocated to any CP or Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser in the applicable Purchaser Group that had its Investment so reduced or scheduled Purchase not made.

(c)           Investment shall be payable solely from the Sold Interest in Collections and from amounts payable under Sections 1.5 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables), it being the intention of the parties that the Purchasers do not have recourse against the Seller for loss of Investment due solely to Obligor credit risk beyond the Sold Interest in the Receivables. The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder, including, without limitation, all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

Section 1.5.   Maintenance of Sold Interest; Deemed Collection.   (a) General.   If at any time before the Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce a Conduit Purchaser’s Investment shall be deposited into an account designated by the Purchaser Agent for the relevant Purchaser Group.

(b)           Deemed Collections.   If (1) on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness or (2) within thirty days of the date hereof, a Lock-Box Letter relating to the Lock Box and Lock Box Account with respect to a Receivable has not been executed by all appropriate parties and delivered to the Agent, the Seller

6

shall be deemed to have received on such day a Collection on such Receivable in the amount, in the case of (1) above, of such reduction or cancellation and in the case of (2) above, the entire principal balance of such Receivable. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

(c)           Adjustment to Sold Interest.   At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent and the Purchaser Agents that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

(d)           Receivables Retransfers.   If the Agent shall have received Deemed Collections or if an adjustment is made to the Sold Interest pursuant to Section 1.5(c) that in either case equals or exceeds the outstanding balance of any Receivable, all right, title and interest of Agent and Purchasers in and to such Receivables (including goods related to a Receivable) shall be deemed transferred to the Seller and by the Seller to the Originator. Each transfer made by the Agent under this Section shall be without recourse, representation or warranty, express or implied, of any type or kind on the part of the Agent and the Purchasers. The Seller shall bear all costs and expenses incurred by the Agent or any Purchaser in effecting any such transfer to the Seller.

(e)           Payment Assumption.   Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

Section 1.6.    Reduction in Commitments.   The Seller may, upon thirty days’ notice to the Agent and the Purchaser Agents, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Related Bank Purchaser in accordance with its Ratable Share.

Section 1.7.   Repurchases.   At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days’ notice to the Agent and the Purchaser Agents, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

Section 1.8.   Assignment of Purchase Agreements.   The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right,

7

title and interest in, to and under each Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originator under or in connection with any Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator under or in connection with any Purchase Agreement. All provisions of each Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent, on behalf of the Purchaser Agents and the Purchasers shall have the sole right to enforce the Seller’s rights and remedies under each Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under each Purchase Agreement (or any of the promissory notes executed thereunder). All amounts distributed to the Seller under each Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

ARTICLE II
SALES TO AND FROM CONDUIT PURCHASERS; ALLOCATIONS

Section 2.1.   Purchases from a Conduit Purchaser.   (a) Each Conduit Purchaser may, at any time, sell to the relevant Related Bank Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser Investment and its related Conduit Purchaser Settlement (each, a “Put”).

(b)           Any portion of any Investment of a Conduit Purchaser and related Conduit Purchaser Settlement purchased by a Related Bank Purchaser shall be considered part of such Related Bank Purchaser’s Investment and related Conduit Purchaser Settlement from the date of the relevant Put. At the end of each applicable Tranche Period following any purchase by a Related Bank Purchaser of any portion of the relevant Conduit Purchaser Investment of the relevant Conduit Purchaser, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to a portion of the sum of (i) the Assigned Conduit Purchaser Settlement and (ii) all unpaid Discount owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith, which portion shall be calculated by dividing the amount of Investment allocated to the applicable Tranche Period by the total amount of Investment purchased.

(c)           The proceeds from each Put received by a Conduit Purchaser (other than amounts described in clauses (iii) and (iv) of the preceding sentence) shall be used solely to pay that portion of the outstanding commercial paper of the relevant Conduit Purchaser issued to fund or maintain the Investment of such Conduit Purchaser so transferred. Until used to pay commercial

8

paper, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

Section 2.2.   Purchases by a Conduit Purchaser.   Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each relevant Related Bank Purchaser a notification of assignment in substantially the form of Exhibit A to the relevant Transfer Agreement. If a Conduit Purchaser delivers such notice, each relevant Related Bank Purchaser shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Bank Purchaser, the Investment of the Related Bank Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Bank Purchaser to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Bank Purchaser is free and clear of any Adverse Claim created or granted by such Related Bank Purchaser and that such Related Bank Purchaser has not suffered a Bankruptcy Event.

Section 2.3.   Allocations and Distributions.

(a)           Non-Reinvestment Periods. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that a Conduit Purchaser is not making Reinvestment Purchases (as established under Section 1.1(d)), the Collection Agent (i) shall set aside and hold solely for the benefit of the applicable Conduit Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Conduit Purchaser’s Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period to the applicable Purchaser Agent (for the benefit of such Conduit Purchaser) the amounts so set aside up to the amount of such Conduit Purchaser’s Purchase Amount and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Purchase Amount and Tranche Period. As provided in Section 1.4(c) all Discount and other amounts payable hereunder other than the Purchase Amount are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Purchase Interest in Collections.

(b)           Termination Date and Interim Liquidations.   On each Wednesday during any Interim Liquidation and on each day and after the Termination Date, the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, the Sold Interest in all Collections of Receivables subject to such Interim Liquidation received on such day and such Collections shall be allocated as follows:

(i)           first, ratably to each Purchaser Group until all Purchase Amounts of, and Discount due but not already paid to, each Purchaser Group under the Transaction Documents has been paid in full; and

9

(ii)          second, ratably to each Purchaser Group until all amounts owed under the Transaction Documents to such Purchaser Group have been paid in full.

(iii)         third, to the Agent until all amounts owed under the Transaction Documents to such Person have been paid in full;

(iv)         fourth, to each Purchaser Agent until all amounts owed under the Transaction Documents to such Persons have been paid in full;

(v)          fifth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

(vi)         sixth, to the Seller (or as otherwise required by applicable law).

Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i) and (ii) above. No distributions shall be made to pay amounts under clauses (iii), (iv), (v), and (vi) above until sufficient Collections have been set aside to pay all amounts described in clause (i) that may become payable for all outstanding Tranche Periods. As provided in Section 1.4(c) all interest and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Sold Interest in Collections.

ARTICLE III
ADMINISTRATION AND COLLECTIONS

Section 3.1.    Appointment of Collection Agent.   (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, OfficeMax Incorporated is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. OfficeMax Incorporated acknowledges that the Agent, each Purchaser Agent and each Purchaser have relied on OfficeMax Incorporated’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event the Agent may designate a new Collection Agent to succeed OfficeMax Incorporated (or any successor Collection Agent).

10

(b)           OfficeMax Incorporated may, with the consent of the Agent (upon the direction of the Instructing Group), delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). OfficeMax Incorporated hereby appoints OfficeMax Contract, Inc. as its sub-collection agent with respect to Receivables generated by OfficeMax Contract, Inc. Notwithstanding such delegation, OfficeMax Incorporated shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to OfficeMax Incorporated for such performance. The Agent (with the consent of the Instructing Group) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

(c)           If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). OfficeMax Incorporated irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as OfficeMax Incorporated conducted such data-processing functions while it acted as the Collection Agent.

Section 3.2.   Duties of Collection Agent.   (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent may, prior to a Termination Event commingle Collections with its other funds until such amounts are required to be paid pursuant to Section 2.3. If so instructed by the appropriate Purchaser Agent, the Collection Agent shall transfer to the appropriate Purchaser Agent the amount of Collections to which the appropriate Purchaser Group and the Purchasers are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent (at the direction of the Instructing Group) shall at all times after the occurrence of a Termination Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

(b)           If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Delinquent Receivable, Defaulted Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

11

(c)           The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(e), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c). Notwithstanding anything herein to the contrary, the Collection Agent will not permit (1) any funds other than Collections to be deposited into any Lock-Box Account, and (2) the funds of any Affiliate to be deposited into any Lock-Box Account.

Section 3.3.    Reports.   On or before each Reporting Date, the Collection Agent shall deliver to the Agent a Periodic Report reflecting information as of the close of business of the Collection Agent for the immediately preceding Reporting Period.

Section 3.4.   Lock-Box Arrangements.   The Agent is hereby authorized to give notice at any time after the occurrence of a Potential Termination Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.

Section 3.5.   Enforcement Rights.   (a) The Agent (at the direction of the Instructing Group) may, at any time after the occurrence of a Termination Event, direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent’s request (at the direction of the Instructing Group) after the occurrence of a Termination Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and transfer to the Agent (or its designee), or license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee on behalf of the Purchaser Agents and the Purchasers.

(b)           Upon the occurrence of a Termination Event, the Collection Agent shall segregate Collections from other funds of the Seller and hold such amounts for the Agent (for the benefit of the Purchaser Agents and the Purchasers). Upon the occurrence of a Termination Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with

12

full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent (at the direction of the Instructing Group), in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller’s rights and remedies under any Purchase Agreement. The Agent’s powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(c)           None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

Section 3.6.    Collection Agent Fee.   On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the “Collection Agent Fee”) equal to (a) at all times OfficeMax Incorporated or an Affiliate of OfficeMax Incorporated is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may only apply to payment of the Collection Agent Fee the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

Section 3.7.   Responsibilities of the Seller.   The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. The Seller shall, and shall cause the Originator to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of the Originator, under each Purchase Agreement. The Agent’s, any Purchaser Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or the Originator from such obligations. None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originator or any other obligation or liability in connection with the Receivables.

Section 3.8.   Actions by Seller.   The Seller shall defend and indemnify the Agent, each Purchaser Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Collection Agent or otherwise) related to any Receivable, or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation. Subject to Section 1.5(d), if any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have an Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the

13

Purchasers’ share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent within one Business Day of receipt as part of the Sold Interest in Collections for application as provided herein.

Section 3.9.   Indemnities by the Collection Agent.   Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

(i)           any written representation or warranty made by the Collection Agent (or any employee or agent of the Collection Agent) in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

(ii)          the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)         any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds; or

(iv)         any failure of the Collection Agent, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted solely from negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization, or (d) the Originator is the plaintiff and the Indemnified Party is the defendant unless such Indemnified Party prevails in such legal action; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

14

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.   Representations and Warranties.   The Seller represents and warrants to the Agent, each Purchaser Agent and each Purchaser that:

(a)          Corporate Existence and Power.   Each of the Seller and the Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have an adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

(b)          Corporate Authorization and No Contravention.   The execution, delivery and performance by each of the Seller and the Originator of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter or by-laws or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller, the Originator or any Subsidiary.

(c)          No Consent Required.   No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or the Originator of any Transaction Document or any transaction contemplated thereby other than filings of Uniform Commercial Code financing statements as required herein and the filing by the Originator with the Securities and Exchange Commission of certain of the Transaction Documents.

(d)          Binding Effect.   Each Transaction Document to which the Seller or the Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(e)          Perfection of Ownership Interest.   Immediately preceding its sale of Receivables to the Seller, the Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through

15

the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.

(f)           Accuracy of Information.   All information furnished by the Seller, the Originator or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

(g)          No Actions, Suits.   There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, the Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller or the Originator and its Subsidiaries taken as a whole or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, the Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller or the Originator and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

(h)          No Material Adverse Change.   Since March 31, 2006, there has been no material adverse change in the collectibility of the Receivables or the (i) financial condition, business, operations or prospects of the Seller or the Originator and its Subsidiaries taken as a whole, or (ii) ability of the Seller or the Originator to perform its obligations under any Transaction Document.

(i)           Accuracy of Exhibits; Lock-Box Arrangements.   All information on Exhibits C and D (listing offices and names of the Seller and the Originator and where they maintain Records and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

(j)           Sales by the Originator.   Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreements, including the payment by the Seller to the Originator of the purchase price described in each Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy

16

Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

ARTICLE V
COVENANTS

Section 5.1.   Covenants of the Seller.   The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

(a)      Financial Reporting.   The Seller will, and will cause the Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent, each Purchaser Agent and each Purchaser:

(i)           Annual Financial Statements.   Within 90 days after each fiscal year of (A) OfficeMax Incorporated, copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income, consolidated statement of shareholders equity and consolidated statement of cash flows, with related footnotes) certified by independent public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) the Seller, the balance sheet for the Seller and a profit and loss statement for the year then ended certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP;

(ii)          Quarterly Financial Statements.   Within 45 days after each (except the last) fiscal quarter of each fiscal year of (A) OfficeMax Incorporated, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and consolidated statements of income and cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) the Seller, the quarterly balance sheet for the Seller and a profit and loss statement for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with clause (i) of Section 5.1(a);

(iii)         Reports to Stockholders.   Promptly upon the sending, making available or filing of the same, all debt registration statements, proxy statements, financial statements and reports as the Originator shall send or make available to its stockholders or to any holder of its public senior funded debt for borrowed money or filed with the Securities and Exchange Commission, excluding filings made with the SEC solely in respect of securities issued pursuant to employee benefit plans of the Originator and its Subsidiaries;

(iv)         [Reserved]

17

(v)          Other Information.   With reasonable promptness, such other information (including non-financial information) as may be requested by the Agent, any Purchaser Agent or any Purchaser (with a copy of such request to the Agent).

(b)           Notices. Immediately upon becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

(i)           Potential Termination Events.   The occurrence of any Potential Termination Event or any Potential Collection Agent Replacement Event;

(ii)          Representations and Warranties.   The failure of any representation or warranty herein to be true (when made or, with respect to the representations and warranties contained in Section 4.1(a)-(e), (g)(ii), (i) or (j), at any time thereafter) in any material respect;

(iii)         Downgrading.   The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Originator or the Seller;

(iv)         Litigation.   The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller, or the Originator and its Subsidiaries taken as a whole or the collectibility or quality of the Receivables;

(v)          Judgments.   The entry of any judgment or decree against the Seller, the Originator or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originator and the Subsidiaries exceeds $10,000,000; or

(vi)         Changes in Business.   Any change in, or proposed change in, the character of the Seller’s or the Originator’s business that could impair the collectibility or quality of any Receivable.

If the Agent or any Purchaser Agent receives such a notice, the Agent or such Purchaser Agent shall promptly give notice thereof to each Purchaser Agent and each Purchaser and, until each Conduit Purchaser has no Investment after the Termination Date, to each CP Dealer and each Rating Agency.

(c)           Conduct of Business.   The Seller will perform, and will cause the Originator and Subsidiaries to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d)           Compliance with Laws.   The Seller will comply, and will cause the Originator  and Subsidiaries to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collection may be subject, except where non-compliance will not impair the collectibility of the Receivables or have a material adverse effect on the financial condition or operations of the Seller or of the Originator and its Subsidiaries taken as a whole.

18

(e)           Furnishing Information and Inspection of Records.   The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables as the Agent, any Purchaser Agent or a Purchaser may request. The Seller will, and will cause the Originator to, permit, at any time during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or the Originator’s officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent (at the request of any Purchaser Agent) may (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

(f)            Keeping Records.   The Seller will, and will cause the Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent and each Purchaser Agent prior notice of any material change in such administrative and operating procedures.

(g)           Perfection.   (i) The Seller will, and will cause the Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent, on behalf of the Purchaser Agents and the Purchasers, to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent, on behalf of the Purchaser Agents and the Purchasers, a valid, first priority perfected security interest in the Receivables, each Purchase Agreement, and proceeds thereof free and clear of any Adverse Claim. The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature.

(ii)           The Seller will, and will cause the Originator to, only change its name or identity or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent and each Purchaser Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

(iii)          The Seller and the Originator will at all times maintain its chief executive offices within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s, the Purchaser Agents’ and the Purchasers’ interests hereunder or the Seller’s interests under each Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables and Collections.

19

(h)           Performance of Duties.   The Seller will perform, and will cause the Originator and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause the Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables or Collections.

(i)            Payments on Receivables, Accounts.   The Seller will, and will cause the Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or the Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. Notwithstanding anything herein to the contrary, the Seller will not permit (1) any funds other than Collections to be deposited into any Lock-Box Account, or (2) the funds of any Affiliate to be deposited into any Lock-Box Account. After the occurrence of a Collection Agent Replacement Event the Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit D if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit E (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

(j)            Sales and Adverse Claims Relating to Receivables.   Except as otherwise provided herein, the Seller will not, and will not permit the Originator to (by operation of law or otherwise), create or suffer to exist any Adverse Claim upon any Receivable or any proceeds thereof except for a lien for personal property taxes not yet due and payable.

(k)           Extension or Amendment of Receivables.   Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit the Originator to, extend, amend, rescind or cancel any Receivable.

(l)            Change in Business or Credit and Collection Policy.   The Seller will not make any material change in the character of its business or in its Credit and Collection Policy. The Seller will not permit the Originator to make any material change in its Credit and Collection Policy.

(m)          Corporate Separateness.   The Seller acknowledges that the Agent, the Purchasers and the Purchaser Agents are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from the Originator. Therefore, from and after the date of execution and delivery of the Agreement, the Seller shall

20

take all reasonable steps, including all steps that the Agent or the Purchasers and the Purchaser Agents may from time to time reasonably request, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those the Originator and any Affiliates thereof (other than the Seller) and not (for purposes other than income taxes) just a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller covenants as follows:

(i) The Seller shall at all times maintain at least one independent director who (x) is not currently and has not been during the five years preceding the date of the Agreement an officer, director or employee of an Affiliate of the Seller (except for such member), (y) is not a current or former officer or employee of the Seller and (z) is not a material stockholder of any Affiliates of the Seller.

(ii) The Seller shall not direct or participate in the management of any of the operations of an Affiliate of the Seller.

(iii) The Seller shall maintain a separate principal office through which its business shall be conducted, which office may be located in identifiable space within the headquarters of one of the Affiliates of the Seller. The Seller shall have stationery and other business forms and a telephone listing separate from that of the Affiliates of the Seller.

(iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi) The Seller shall maintain its assets and transactions separately from those of the Affiliates of the Seller and reflect such assets and transactions in financial statements separate and distinct from those of the Affiliates of the Seller and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Affiliates of the Seller. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Affiliates of the Seller. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Affiliates of the Seller.

(vii) The Seller shall not become liable as a guarantor or otherwise with respect to any debt or contractual obligation of any Affiliates of the Seller.

(viii) Except as otherwise specifically provided herein, the Seller shall maintain the funds or other assets of the Seller separate from and not commingled with those of any Affiliates of the Seller and only maintain bank accounts or other depository accounts to which the Seller alone is the account party, into which the Seller alone makes deposits

21

and from which the Seller alone (or the Agent hereunder) has the power to make withdrawals.

(ix) The Seller shall not make any payment or distribution of assets with respect to any obligation of any  Affiliates of the Seller or grant an Adverse Claim on any of its assets to secure any obligation of any Affiliates of the Seller.

(x) The Seller shall not make loans, advances or otherwise extend credit to any of the Affiliates of the Seller.

(xi) The Seller shall hold regular duly noticed meetings of its members and make and retain minutes of such meetings.

(xii) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Affiliates of the Seller.

(xiii) The Seller shall not engage in any transaction with any of the Affiliates of the Seller, except as permitted by the Agreement and as contemplated by the Purchase Agreement.

(n) Opinions. The Seller shall use its best efforts to deliver to the Agent and each Purchaser Agent opinions of counsel in form and substance satisfactory to the Agent and each Purchaser Agent by July 31, 2006.

ARTICLE VI
INDEMNIFICATION

Section 6.1.  Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party relating to or resulting from:

(i) any representation or warranty made by the Seller or the Originator (or any employee or agent of the Seller or the Originator) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller or the Originator pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by the Seller or the Originator to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

22

(iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchaser Agents and the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

(iv) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

(v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

(vi) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable other than one based on inability to pay or arising by virtue of the Obligor’s bankruptcy, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii) any failure of the Seller or the Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

(viii) any action taken by the Agent  as attorney-in-fact for the Seller pursuant to Section 3.5(b);

(ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

(x) any Tax imposed upon the Agent or any Purchaser in connection with the transactions contemplated by the Transaction Documents;

excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser.

Section 6.2.  Increased Cost and Reduced Return. If (i) the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive of general

23

applicability (whether or not having the force of law) of any such Governmental Authority or (ii) the adoption of or any change in any accounting principles, or any change in the interpretation thereof by any Accounting Authority applicable to a Funding Party that would require the consolidation of a Conduit Purchaser with such Funding Policy (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchase Agent, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional amounts as will compensate the Agent, the Purchaser Agent or such Purchaser (or, in the case of a Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Notwithstanding anything in this Section to the contrary, no Person shall request a payment under this Section for any period commencing more than 30 days prior to the date such Person has actual knowledge of the circumstances giving rise to such request.

Section 6.3.  Other Costs and Expenses. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all costs and expenses in connection with (a) the preparation, execution, delivery and amendment of the Transaction Documents, (b) the perfection of the Agent’s rights on behalf of the Purchaser Agents and the Purchasers in the Receivables and Collections, (c) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (d) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts following a Collection Agent Replacement Event, including fees, costs and expenses of legal counsel for the Agent, each Purchaser Agent and each Conduit Purchaser relating to any of the foregoing and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Document and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and each Purchaser Agent for the cost of the Agent’s and each Purchaser Agent’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller pursuant to Section 5.1(e). The Seller shall reimburse each Conduit Purchaser for any

24

amounts such Conduit Purchaser must pay to any Funding Source pursuant to any Funding Document on account of any Tax.

Section 6.4.  Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, each Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser, Purchaser Agent or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-WECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

Section 6.5.  Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it on any Purchaser in its Purchaser Group), for the account of such Person, the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1.  Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity acceptable to the Agent and each Purchaser Agent, as applicable:

(a) A certificate of the Secretary or Assistant Secretary of each of the Seller and Originator certifying (i) the resolutions of the Seller’s or Originator’s (as applicable)

25

board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or Originator’s behalf a Transaction Document (on which certificate the Agent, each Purchaser Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and Originator’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller’s and Originator’s by-laws, and (v) good standing certificates issued by the Secretary of State of Delaware.

(b) All instruments and other documents required, or deemed desirable by the Agent or any Purchaser Agent, to perfect the first priority interest of the Agent (on behalf of the Purchaser Agents and the Purchasers) in the Receivables and Collections in all appropriate jurisdictions.

(c) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) direction letters executed by the Seller and the Originator authorizing the Agent to inspect and make copies from the Seller’s and the Originator’s books and records maintained at any off-site data processing or storage facilities, (iii) OfficeMax Incorporated’s financial statements for the period ending March 31, 2006 as filed with the Securities and Exchange Commission and the Seller’s and OfficeMax Contract, Inc.’s financial statements for the period ending March 31, 2006 as well as a certificate from the Secretary or Assistant Secretary of each of the Seller and the Originator certifying that there has been no material adverse change in the financial condition of the Seller or the Originator, as applicable, after the date of such financial statements, and (iv) each Transaction Document.

(d) Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request.

Section 7.2.  Conditions to Each Purchase. The obligation of each Related Bank Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

(a) no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

(b) the Termination Date has not occurred;

(c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

26

(d) the representations and warranties in Section 4.1(a)-(e), (g)(ii), (i) and (j) are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

(e) each of the Seller and the Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V); and

(f) the Sold Interest shall not exceed 100%.

Nothing in this Section 7.2 limits the obligations (including those in Section 2.1) of each Related Bank Purchaser to any Conduit Purchaser.

ARTICLE VIII
THE AGENT

Section 8.1.  Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser Agent or any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provisions of any Transaction Document or applicable law.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller or any Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or the Purchaser may have to the

27

Seller or any Collection Agent under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Collection Agent or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, any Collection Agent, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.

Section 8.2.  Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3.  Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser Agent, Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Originator or any of their Affiliates.

Section 8.4.  Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

(b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

28

(c) Each Purchaser Agent (with the consent of the Agent) shall determine with its Purchaser Groups the number of such Purchasers (each, a “Voting Block”), which shall be required to request or direct such Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

Section 8.5.  Assumed Payments. Unless a Purchaser Agent shall have received notice from the applicable Purchaser before the date of any Put or of any Incremental Purchase that the applicable Purchaser will not make available to the applicable Purchaser Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, such Purchaser Agent may assume such Purchaser has made such amount available to the Purchaser Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, such Purchaser Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the applicable Purchaser Agent, such Purchaser and the Seller hereby agree to pay the applicable Purchaser Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the applicable Purchaser Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the applicable Purchaser Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

Section 8.6.  Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser, Purchaser Agent or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice to each Purchaser Agent whereupon each Purchaser Agent

29

shall promptly give notice thereof to its Purchasers, Enhancement Banks and Liquidity Banks. In the event that a Purchaser Agent receives such a notice (other than from the Agent) it shall promptly give notice thereof to the Agent and each of its affiliated Enhancement Banks and Liquidity Banks. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, in the case where there are only two Purchaser Groups and neither Purchaser Group has a majority of the Commitments, either Purchaser Agent except if the proposed action is a waiver of the consequences of the Potential Termination Event, in which case such waiver shall require the consent of the Instructing Group) (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 8.7.  Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or the Originator, shall be deemed to constitute any representation or warranty by the Agent or Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, their Purchase Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, the Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8.  Agent and Affiliates. Each of the Agent and the Purchaser Agents and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, the Originator or any of their Affiliates and Wachovia may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Agent in their individual capacities

Section 8.9.  Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Originator and without limiting the obligation of the Seller or the Originator to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or

30

threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Seller, each Purchaser Agent and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Termination. Each Purchaser shall cease to be a party hereto when the Termination Date has occurred, each Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, (i) by the Seller and (ii) under Article VI and Section 8.9 shall survive such termination.

Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Purchases, Puts, and Discount Rate and Tranche Period selections from any person the Agent or each Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s or each Purchaser Agent’s option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent and each Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent’s or each Purchaser Agent’s records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent

31

manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent or any Purchaser Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or appropriate Purchaser Agent, as specified herein. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 12:00 Noon (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller shall, to the extent permitted by law, pay to each Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment hereof shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or

32

Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Purchasers, (iv) except as provided herein, release, transfer or modify any Related Bank Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any obligation of the Originator thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit the Originator to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers, the Purchaser Agents and the Agent. If required by the Rating Agencies for the applicable Purchaser Group, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment assignment, termination, resignation or removal. Furthermore, no amendment or waiver of clause (e) of the definition of Termination Event will be permitted.

Section 9.7. Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or the related Purchaser Agent at the direction of the Purchaser entitled thereto.

Section 9.8. Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent, the Purchaser Agents and the Purchasers.

33

(b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the applicable Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder; provided, however, that such sale hereunder shall be with the prior written consent of the Seller unless the Participant is party to the OfficeMax Loan Agreement, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the applicable Transfer Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the applicable Transfer Agreement, except amendments described in clause (a) of Section 9.6.

(c) Assignments by Related Bank Purchasers. Any Related Bank Purchaser may assign to one or more Persons (“Purchasing Related Bank Purchasers”), acceptable to the applicable Purchaser Agent in its sole discretion (provided that, notwithstanding the foregoing such assignment shall be with the prior consent of the Seller (such consent not to be unreasonably withheld or delayed) unless (i) the Purchasing Related Bank Purchaser is party to the OfficeMax Loan Agreement, (ii) a Potential Termination Event or Termination Event shall have occurred, or (iii) such assignment is to an Affiliate of such Related Bank Purchaser) any portion of its Commitment as a Related Bank Purchaser hereunder and under the applicable Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the applicable Transfer Agreement (a “Transfer Supplement”) in form satisfactory to the applicable Purchaser Agent executed by each such Purchasing Related Bank Purchaser, such selling Related Bank Purchaser and the applicable Purchaser Agent. Each Purchasing Related Bank Purchaser shall pay a fee of Three Thousand Dollars to the applicable Purchaser Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Related Bank Purchaser Investment and its Commitment as a Related Bank Purchaser hereunder and under any applicable Transfer Agreement. Upon the execution and delivery to the applicable Purchaser Agent of the Transfer Supplement and payment by the Purchasing Related Bank Purchaser to the selling Related Bank Purchaser of the agreed purchase price, such selling Related Bank Purchaser shall be released from its future obligations hereunder and under the applicable Transfer Agreement to the extent of such assignment and such Purchasing Related Bank Purchaser shall for all purposes be a Related Bank Purchaser party hereto and shall have all the rights and obligations of a Related Bank Purchaser hereunder to the same extent as if it were an original party hereto and to the applicable Transfer Agreement with a Commitment as a Related Bank Purchaser, any Investment and any related Assigned Settlement described in the Transfer Supplement. The Seller hereby consents to any pledge granted by any Purchaser of a security interest in its rights under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, any Related Bank Purchaser may, without notice to or consent from the Agent or the Seller, assign to a special purpose vehicle (a “SPV”) all or a portion of its rights (but not its obligations) under the Transaction Documents, including a sale of any Investment and all other amounts owing such Related Bank Purchaser and such Related Bank Purchaser’s right to receive payment of such amounts; provided, however, that (1) no such SPV shall have a commitment, or be deemed to

34

have made an offer to commit, to make Purchases under the Transaction Documents, and none shall be liable to any person for any obligations of such Related Bank Purchaser under the Transaction Documents; and (2) no such SPV shall be entitled to require such Related Bank Purchaser to take or omit to take any action under the Transaction Documents except actions directly affecting (A) any reduction in the Investment of, or Discount or fees payable with respect to any Investment, (B) any extension of any scheduled payment of the principal amount of any Investment in which such holder participates or the final maturity date thereof, and (C) any release of all or substantially of the collateral (other than in accordance with the terms of the Transaction Documents). Seller agrees that any representations, warranties, covenants and indemnities made by it under the Transaction Documents may be enforced directly by any such assignees. Each such SPV, shall succeed to the rights and benefits of the Related Bank Purchasers under the Transaction Documents, including the rights to increased costs, indemnities for breakage and increased capital; provided, that no such sale shall relieve any Related Bank Purchaser of its obligations to fund future Purchases and the Seller may, so long as the assigning Related Bank Purchaser remains a Related Bank Purchaser under the Transaction Documents, continue to deal with such Related Bank Purchaser as if no such sale had occurred.

(d) Replaceable Related Bank Purchaser. If any Related Bank Purchaser (a “Replaceable Purchaser”) shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the “A-1+” by S&P and “P-1” by Moody’s (unless such Related Bank Purchaser is also an Enhancement Bank or the Purchaser Group of such Related Bank Purchaser does not include a Conduit Purchaser), the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a “Replacement Related Bank Purchaser”) acceptable to the applicable Purchaser Agent and the applicable Conduit Purchaser, in their sole discretion to which such Replaceable Related Bank Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the applicable Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Settlement, to the Replacement Related Bank Purchaser in accordance with Section 9.8(c).

(e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Conduit Purchaser’s Purchase Interest and the Assigned Conduit Purchaser Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, unless such assignment is made pursuant to Section 2.1 hereof, any such assignment may not be made without the prior written consent of the Seller. Each Conduit Purchaser shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser’s Purchase Interest and the related Assigned Conduit Purchaser Settlement, the assignee shall have all of the rights of such Conduit Purchaser hereunder related to such Purchase Interest and Assigned Conduit Purchaser Settlement.

35

(f) Opinions of Counsel. If required by any Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as such Purchaser Agent may reasonably request.

Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

Section 9.10. Confidentiality. Information provided to the Agent, each Purchaser Agent and the Purchasers (collectively, the “Credit Parties”) pursuant to Section 5.1(a) shall be maintained in confidence by the Agent, each Purchaser Agent and the Purchasers in accordance with the following:

(a) The term “Confidential Information” means all information designated by the Seller or the Originator as confidential, whether of an operational, economic, or accounting nature, except information which is now or hereafter becomes generally known in the financial community through no fault of the Credit Party or information which was in the Credit Party’s possession at the time of receipt from the Seller or the Originator and which was obtained by the Credit Party from third parties lawfully in possession of such information without any breach by such third party of a duty of confidentiality to or for the benefit of the Seller or the Originator or by analysis by the Credit Party of nonconfidential information possessed by it. Disclosures made under this Agreement which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by more general information possessed by the Credit Party which is not confidential information within the meaning of the preceding sentence.

(b) Each Credit Party shall designate a specific department or departments or specific representatives for receiving Confidential Information.

(c) Each Credit Party severally agrees:

(i) not to make any use whatsoever of the Confidential Information except in connection with present or future credit accommodation to the Seller or the Originator or any of their Subsidiaries or affiliates;

(ii) not to reveal any Confidential Information to any third parties, to any other divisions, departments, affiliates, or subsidiaries of the Credit Party, or to any officer or employee of the Credit Party who does not have a direct need to know the Confidential Information in connection with present or future credit accommodation to the Seller or the Originator or any of their Subsidiaries or affiliates; and

(iii) to file the Confidential Information in secure places which ensure restricted accessibility.

36

(d) Notwithstanding the provisions of Section 9.10(c), any Credit Party (and any party to which a Credit Party provides Confidential Information) may disclose the Confidential Information, as required from time to time, in the following circumstances:  (i) at the request or pursuant to any requirement of any Governmental Authority to which the Credit Party is subject or in connection with an examination of such Credit Party by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Credit Parties or their respective affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder; (vi) to such Credit Party’s independent auditors and other professional advisors, credit enhancers, potential investors and such credit enhancers and potential investors, independent auditors and other professional advisors; and (vii) as to any Credit Party, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Seller or the Originator is party with such Credit Party; provided that if any Credit Party is served with legal process which may require disclosure of Confidential Information it shall promptly notify the Seller or the Originator of such fact.

(e) The provisions hereof shall remain in effect for so long as this Agreement shall remain in effect plus a period of three years thereafter.

(f) Each Credit Party agrees that it will periodically sign a nondisclosure agreement reconfirming its obligations under this Section 9.10.

Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for any Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against any Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.11 shall survive the termination of this Sale Agreement.

Section 9.12. Excess Funds. Notwithstanding any provisions contained in this Sale Agreement to the contrary, Conduit Purchaser shall not, and shall not be obligated to, pay any amount pursuant to this Sale Agreement unless (i) Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing Conduit Purchaser’s securitization program or (y) all of Conduit Purchaser’s commercial paper notes are paid in full. Any amount which Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a

37

claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of Conduit Purchaser for any such insufficiency unless and until Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. This Section 9.12 shall survive the termination of this Agreement.

Section 9.13. No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

Section 9.14. Limitation of Liability. No Person shall make a claim against the Agent, any Purchaser Agent or any Purchaser (or their respective Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Transaction Documents or the transactions contemplated thereby, and the Seller (for itself, the Collection Agent and all other Persons claiming by or through the Seller) hereby waives any claim for any such damages.

Section 9.15. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.16. Cumulative Rights and Severability. All rights and remedies of the Purchasers, the Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.17. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.18 shall affect the right of the Agent, any Purchaser Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

38

Section 9.18. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 9.19. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

39

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

	ABN AMRO Bank N.V., as the Agent		ABN AMRO Bank N.V., as the Related Bank
	and the Windmill Purchaser Agent		Purchaser for Windmill

	By: /s/Tom Educate		By: /s/ Tom Educate
	Title: Senior Vice President		Title: Senior Vice President

	By: /s/ Brandy Han		By: /s/ Brandy Han
	Title: Vice President		Title: Vice President

Address:	Structured Finance,	Address:	Structured Finance,
	Asset Securitization		Asset Securitization
	540 West Madison Street		540 West Madison Street
	Chicago, Illinois 60661		Chicago, Illinois 60661
	Attention: Purchaser Agent—Windmill		Attention: Windmill
	Telephone: (312) 904-6263		Telephone: (312) 904-6263
	Telecopy: (312) 992-1527		Telecopy: (312) 992-1527

WINDMILL FUNDING CORPORATION

By: /s/Bernard J. Angelo
Title: Vice President

Address:	Global Securitization Services, LLC
25 West 43rd Street, Suite 704
New York, New York 10036
Attention: Bernard J. Angelo
Telephone:	(212) 302-8330
Telecopy:	(212) 302-8767

with a copy to:

ABN AMRO Bank N.V.
Address:	Structured Finance, Asset Securitization
540 West Madison Street
Chicago, Illinois 60661
Attention:Administrator-Windmill
Telephone: (312) 904-6263
Telecopy: (312) 992-1527

WACHOVIA BANK, NATIONAL ASSOCIATION, as the VFCC
Purchaser Agent and the Related Bank
Purchaser for the VFCC Purchaser Group

By: /s/Michael Landry
Title: Vice President

Address:	171 17th Street NW
4th Floor
Mail Code: GA5424
Atlanta, Georgia 30303
Attention: Michael Landry
Telephone:	(404) 214-6388
Telecopy:	(404) 214-5481

VARIABLE FUNDING CAPITAL COMPANY LLC,
as a Conduit Purchaser

By: Wachovia Capital Markets, LLC, as attorney-in-fact

By: /s/Douglas R. Wilson
Title: Senior Vice President

Address:	c/o Wachovia Capital Markets, LLC
One Wachovia Center
301 South College Street
Charlotte, NC 28288, NC 0171
Attention: Douglas R. Wilson, Sr.
Telephone:	(704) 374-2520
Telecopy:	(704) 383-9579

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Purchaser Agent and a Related Bank Purchaser

By: /s/Susan Timmerman
Title: Duly Authorized Signatory

Address:	401 Merritt Seven
Suite 23
Norwalk, CT 06851
	Attention:	Account Manager -
Office Max A/R Securitization
Telephone:	(203) 229-1865
Telecopy:	(203) 956-4002

LOVING CREEK FUNDING CORPORATION,		OFFICEMAX INCORPORATED, (formerly
as Seller		known as Boise Cascade Corporation)
as Initial Collection Agent

By: /s/John S. Jennings		By: /s/John S. Jennings
Title: Vice President and Treasurer		Title: Vice President and Treasurer

Address:	150 E. Pierce Road	Address:	150 E. Pierce Road
	Itasca, Illinois 60143		Itasca, Illinois 60143
Attention:	John Jennings	Attention:	John Jennings
Telephone:	(630) 438-8760	Telephone:	(630) 438-8760
Telecopy:	(630) 438-2468	Telecopy:	(630) 438-2468

Schedule I
Definitions

The following terms have the meanings set forth, or referred to, below:

“Accounting Authority” means any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Agent.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.

“Aggregate Commitment” means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.6.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Aggregate Reserve” means, at any time, the sum of the Loss Reserve, the Dilution Reserve and the Discount Reserve.

“Allocated Commercial Paper” means commercial paper notes issued by a Conduit Purchaser for a tenor and in an amount specifically requested by any Person in connection with a Receivable Purchase Facility.

“Assigned Conduit Purchaser Settlement” means, for each Related Bank Purchaser for a Conduit Purchaser for any Put, the product of such Related Bank Purchaser’s Purchased Percentage and the amount of the Conduit Purchaser Settlement being transferred pursuant to such Put.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

“Break Funding Costs” means for any Pool Funded Purchase Interest amounts payable to a Conduit Purchaser under the applicable Receivables Purchase Facility in connection with any prepayment or amortization if amounts payable thereunder are in excess of the amount of the investment or loan prepaid or amortized and accrued and unpaid interest or discount thereon.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

“Collection” means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing, or any guaranty of, such Receivable or by the Seller under Section 1.5(b).

“Collection Agent” is defined in Section 3.1(a).

“Collection Agent Fee” is defined in Section 3.6.

“Collection Agent Replacement Event” means the occurrence of any one or more of the following:

(a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document; or

(b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made; or

(c) the Collection Agent suffers a Bankruptcy Event.

“Commitment” means, for each Related Bank Purchaser, the amount set forth on Schedule II for such Related Bank Purchaser, and, for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case, as adjusted in accordance with Sections 1.6 and 9.8.

“Commitment Percentage” means, for each Related Bank Purchaser in a Purchaser Group, such Related Bank Purchaser’s Commitment divided by the total of all Commitments of all Related Bank Purchasers in such Purchaser Group.

“Concentration Limit” means (i) with respect to Obligors (including Governmental Obligors) with senior long-term indebtedness rated BBB+ (or higher) by S&P and Baa1 (or higher) by Moody’s, an amount not to exceed 3% of the Eligible Receivables Balance, (ii) with respect to all Governmental Obligors in the aggregate, an amount not to exceed 10% of the Eligible Receivables Balance and (iii) with respect to all other Obligors (including Governmental Obligors), an amount not to exceed 1.5% of the Eligible Receivables Balance.

“Conduit Purchaser” means each of VFCC, Windmill and any other Person designated as such that from time to time becomes a party hereto.

“Conduit Purchaser Investment Percentage” means a fraction, expressed as a decimal, obtained by dividing the Investment of a Conduit Purchaser by the Investment of all Purchasers.

“Conduit Purchaser Settlement” means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to a Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of a Conduit Purchaser) by the Seller that, if paid, would be applied to reduce  Investment.

“CP Dealer” means, at any time for any Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.

“CP Rate” means for the VFCC Purchaser Group and the Windmill Purchaser Group, with respect to any CP Tranche Period applicable to the VFCC Purchaser Group and the Windmill Purchaser Group, as applicable, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes having a term equal to such CP Tranche Period are sold plus the amount of any placement agent or commercial paper dealer fees incurred in connection with such sale; provided, however, if the rate (or rates) is a discounted rate (or rates), the “CP Rate” for such CP Tranche Period shall be the rate (or, if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate.

“Credit Agreement Eurodollar Spread” means the incremental rate per annum applicable to Eurodollar Rate Loans under the OfficeMax Loan Agreement. Capitalized terms used in this definition of “Credit Agreement Eurodollar Spread” shall have the meanings ascribed to such terms in the OfficeMax Loan Agreement. If the OfficeMax Loan Agreement is terminated, the Credit Agreement Eurodollar Spread shall be calculated in accordance with the terms of the OfficeMax Loan Agreement as in effect immediately prior to such termination.

“Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit F.

“Deemed Collections” is defined in Section 1.5(c).

“Default Horizon Ratio” means, as of the last day of each Fiscal Month, the ratio of (i) the aggregate three Fiscal Months sales ending on such date divided by (ii) the Eligible Receivables Balance on such date.

“Default Proxy Ratio” means at any time, an amount (expressed as a percentage) equal to a fraction, the numerator of which is equal to the sum of Receivables that became Charge-Offs or Defaulted Receivables during the immediately preceding Fiscal Month and the denominator of which is the aggregate dollar amount of Receivables generated by the Originator during the calendar month three months prior to the immediately preceding calendar month.

“Defaulted Receivable” means any Receivable (other than a Charge-Off) (a) on which any amount is unpaid more than 61 days past its due date or (b) the Obligor of which has suffered a Bankruptcy Event.

“Delinquency Ratio” means, for any Fiscal Month, the ratio of (a) the aggregate outstanding balance of all Delinquent Receivables during such calendar month to (b) the aggregate outstanding balance of all Receivables during such calendar month.

“Delinquent Receivable” means any Receivable (other than a Defaulted Receivable or a Charge-Off that has been accurately reported as such on the most recent Periodic Report) on which any amount is unpaid more than 31 days to 60 days from the due date.

“Designated Account” means OfficeMax Incorporated’s general account number 12338-24185 at Bank of America NT & SA in San Francisco, California or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

“Designated Financial Officer” means the Treasurer, Controller or Chief Financial Officer of the Seller or the Originator, as applicable.

“Dilution Reserve” means (a) 2 times the highest Dilution Ratio over the last twelve calendar months multiplied by (b) the Eligible Receivables Balance.

“Dilution Ratio” means, for any Fiscal Month, the ratio of (a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) during such calendar month to (b) the aggregate amount of Collections received during such Fiscal Month.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

“Discount Rate” means, for any Tranche Period, the CP Rate, the Eurodollar Rate or the Prime Rate, as applicable.

“Discount Reserve” means (a) 1.5% multiplied by (b) Aggregate Investment.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Related Bank Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is

reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to a Conduit Purchaser on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Eligible Receivable” means, at any time, any Receivable:

(i) the Obligor of which (a) is a resident of, or organized under the laws of with its chief executive office in, the USA; (b) is not an Affiliate of any of the parties hereto or the Originator; (c) has not suffered a Bankruptcy Event; and (d) is a customer of the applicable Originator in good standing, not in default under any contract, note or other obligation owed to the applicable Originator or the Seller and not the Obligor or any Receivable that became a Charge-Off;

(ii) which is stated to be due and payable within 60 days after the invoice therefor; provided, that up to 5% of the Eligible Receivables Balance may consist of Receivables stated to be due and payable within 61 to 90 days after the invoice therefor;

(iii) which is not a Defaulted Receivable or a Charge-Off;

(iv) which is an “account” within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

(v) which is denominated and payable only in Dollars in the USA;

(vi) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator under such contract and (c) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract;

(viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending,

      fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); and

(ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the applicable Originator’s business from the sale of goods or provision of services to a related Obligor solely by such Originator.

“Eligible Receivables Balance” means, at any time, the aggregate outstanding principal balance of all Eligible Receivables, less the aggregate outstanding principal balance of Eligible Receivables which exceed the Concentration Limit.

“Enhancement Bank” means any Person providing credit support to a Purchaser for such Purchaser’s account, including pursuant to an unfunded commitment.

“Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the ‘Reserve Requirement” plus (b) the sum of (1) the Credit Agreement Eurodollar Spread plus (2) 25 basis points (0.250%), plus (c) during the pendency of a Termination Event, 1%; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed on any Related Bank Purchaser during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System. The amount described in clause (b) of the preceding sentence shall only apply to the Investment of GECC if a Related Bank Purchaser in the Windmill Purchase Group or VFCC Purchaser Group has outstanding Investment.

“Face Amount” means the face amount of any Conduit Purchaser commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

“Federal Funds Rate” means for any day, for the VFCC Purchaser Group, the rate denominated and set by Wachovia as its “Federal Funds Rate” for such day and, with respect to the GECC Purchaser Group, the rate denominated and set by the GECC as its “Federal Funds Rate” for such day and with respect to the Windmill Purchaser Group, the rate denominated and set by ABN AMRO as its “Federal Funds Rate” for such day. Each determination of the Federal Funds Rate by ABN AMRO, Wachovia or  the GECC as the case may be, shall be conclusive and binding on the Seller except in the case of manifest error.

“Fee Letter” means the letter agreement dated as of the date hereof among the Seller and each Purchaser Agent for the applicable Purchaser Group.

“Fiscal Month” means each of the periods set forth on Exhibit G.

“Funding Agreement” means this Agreement, each Transfer Agreement and the portion of the Program LOC (as defined in the Transfer Agreement).

“Funding Charges” means, for each day, the sum of (i) discount accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers in respect of such Pooled Commercial Paper for such day, plus (iii) issuing and paying agents’ fees incurred on such Pooled Commercial Paper for such day, plus (iv) other costs associated with funding small or odd-lot amounts with respect to all Receivable Purchase Facilities which are funded by Pooled Commercial Paper for such day, minus (v) any accrual of income net of expenses received on such day from investment of collections received under all Receivable Purchase Facilities funded with Pooled Commercial Paper, minus (vi) any payment received on such day net of expenses in respect of Break Funding Costs related to the prepayment of any Purchase Interests held by a Conduit Purchaser pursuant to the terms of any Receivable Purchase Facilities funded substantially with Pooled Commercial Paper.

“Funding Source” means any Enhancement Bank, Liquidity Bank or other insurance company, bank or other financial institution providing liquidity, back-up purchase or credit for any Conduit Purchaser.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“GECC” is defined in the first paragraph hereof.

“GECC Related Bank Purchasers” means the Related Bank Purchasers for GECC.

“GECC Purchaser Agent” means General Electric Capital Corporation.

“GECC Purchaser Group” means the GECC and the GECC Related Bank Purchasers.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Governmental Obligor” means an Obligor that is a government or a governmental subdivision or agency.

“Incremental Purchase” is defined in Section 1.1(b).

“Initial Collection Agent” is defined in the first paragraph hereof.

“Instructing Group” means all the Purchaser Agents.

“Intended Tax Characterization” is defined in Section 9.9.

“Interim Liquidation” means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

“Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment. A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“LIBOR” means, with respect to any Related Bank Purchaser, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Purchaser Agent for such Related Bank Purchaser at least 3 Business Days before the commencement of the period for which it is to be determined), such Purchaser Agent shall determine such rate based on the rates such Purchaser Agent is offered deposits of such duration in the London interbank market.

“Limited Guaranty” means that certain Amended and Restated Limited Guaranty dated June 26, 2000 from OfficeMax Incorporated(formerly known as Boise Cascade Corporation) for the benefit of the Agent and the Purchasers.

“Liquidation Period” means, for any Conduit Purchaser, all times when such Conduit Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.

“Liquidity Bank” means any commercial lending institution that is at any time a Purchaser or purchaser under any Transfer Agreement.

“Lock-Box” means each post office box or bank box listed on Exhibit D, as revised pursuant to Section 5.1(i).

“Lock-Box Account” means each account connected to a Lock-Box and maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

“Lock-Box Agreement” means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

“Lock-Box Bank” means each bank listed on Exhibit D, as revised pursuant to Section 5.1(i).

“Lock-Box Letter” means a letter in substantially the form of Exhibit E (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

“Loss Reserve” means, at any time (i) the greater of (a) .12 and (b) the product of (1) 2.0 multiplied by (2) the highest three month rolling average Default Proxy Ratio during the previous 12 months multiplied by (3) the Default Horizon Ratio calculated at the end of such period multiplied by (ii) the Eligible Receivables Balance, provided, however, if the long-term unsecured debt rating of the Collection Agent is downgraded to B1 by Moody’s or to B+ by S&P, clause (i)(b)(1) shall be 2.25, further, provided, however, if the unsecured debt of the Collection Agent is downgraded to B2 or below by Moody’s or B or below by S&P or either such rating is suspended or withdrawn, clause (i)(b)(1) shall be 2.5.

“Loss-to-Liquidation Ratio” means, for any calendar month, the ratio of the outstanding balance of Charge-Offs during such Fiscal Month to the aggregate amount of Collections during such Fiscal Month.

“Matured Aggregate Investment” means, at any time, the Matured Value of the Investment of all Purchasers.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the difference between the Aggregate Commitment and the Aggregate Investment then outstanding.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

“OfficeMax Loan Agreement” means the Loan and Security Agreement, dated on or about June 23, 2005, as amended, restated, supplemented or otherwise modified from time to time, by and among OfficeMax Incorporated, OfficeMax Contract, Inc., OfficeMax North America, Inc., Bizmart, Inc., and Bizmart (Texas), Inc., Honolulu Paper Company Limited, and Reliable Express Corporation, as Borrowers, OfficeMax Corp., Picabo Holdings, Inc., OfficeMax Nevada Company, OfficeMax Southern Company, as Guarantors, the Lenders and Issuing Banks from time to time party thereto, Bank of America, National Association, as Syndication Agent, General Electric Capital Corporation and Wells Fargo Retail Finance, Inc., as Documentation Agent, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as Joint Lead Arrangers, Wachovia Capital Markets, LLC, as the Sole Bookrunner.

“Originator” means OfficeMax Contract, Inc. (formerly known as Boise Cascade Office Products Corporation).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Periodic Report” means, for any Reporting Date, (i) during any Monthly Reporting Period, a report reflecting the information as of the close of business of the Collection Agent for the immediately preceding Fiscal Month, containing the information described on Exhibit B-1 (with such modifications or additional information as requested by the Agent or the Instructing Group), (ii) during any Weekly Reporting Period, a report reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar week, containing the information described on Exhibit B-2 (with such modifications or additional information as requested by the Agent or the Instructing Group) and (iii) during any Daily Reporting Period, a report reflecting the information as of the close of business of the Collection Agent for the second preceding calendar day, containing the information described on Exhibit B-3 (with such modifications or additional information as requested by the Agent or the Instructing Group); provided, however, during an Interim Liquidation the Collection Agent shall deliver a report containing the information described on Exhibit B-2 to the Agent on Tuesday of each week.

“Permitted Investments” means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers the short-term unsecured obligations of which is rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody’s and “AAA m” or “AAAm-g,” from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s.

“Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

“Pool Funded Purchase Interest” means each investment or loan of a Conduit Purchaser under a Receivables Purchase Facility funded with Pooled Commercial Paper.

“Pooled Allocation” means, for each Pool Funded Purchase Interest, an amount each day equal to the product of (i) the Pooled Percentage Share of such Purchase Interest on such day multiplied by (ii) the aggregate amount of Funding Charges for such day.

“Pooled Commercial Paper” means commercial paper notes of a Conduit Purchaser except (A) Allocated Commercial Paper, and (B) Specially Pooled Paper.

“Pooled Percentage Share” means, for each Pool Funded Purchase Interest, a fraction (expressed as a percentage) the numerator of which is equal to the Investment associated with such Pool Funded Purchase Interest and the denominator of which is equal to the aggregate amount of all outstanding investment (or comparable terms used in any Receivable Purchase

Facility) held by a Conduit Purchaser which is funded substantially with Pooled Commercial Paper.

“Potential Collection Agent Replacement Event” means any Collection Agent Replacement Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Collection Agent Replacement Event.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means for any period, the daily average during such period of (a) the greater of (i) for the VFCC Purchaser Group, that interest rate denominated and set by Wachovia as its “Prime Rate”  from time to time as an interest rate basis for borrowings, for the GECC Purchaser Group, that interest rate denominated and set by GECC as its “Prime Rate” from time to time as an interest rate basis for borrowing and for the Windmill Purchaser Group, that interest rate denominated and set by ABN AMRO Bank N.V. as its “Prime Rate”  from time to time as an interest rate basis for borrowings plus 0.75% per annum, and (ii) the Federal Funds Rate plus 0.50% plus (b) during the pendency of a Termination Event, 2.00% per annum. The Prime Rate for the VFCC Purchaser Group is but one of several interest rate basis used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate. The Prime Rate for the GECC Purchaser Group is but one of several interest rate basis used by GECC. GECC lends at interest rates above and below the Prime Rate. The Prime Rate for the Windmill Purchaser Group is but one of several interest rate basis used by ABN AMRO Bank N.V. ABN AMRO Bank N.V. lends at interest rates above and below the Prime Rate.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement dated as of the date hereof among the Seller and OfficeMax Contract, Inc. (formerly known as Boise Cascade Office Products Corporation).

“Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).

“Purchased Percentage” means, for any Put, for each Related Bank Purchaser, its Commitment Percentage or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment.

“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

“Purchase Limit” means $200,000,000.

“Purchaser Agent” means the VFCC Purchaser Agent, the Windmill Purchaser Agent, the GECC Purchaser Agent or any other person who becomes a party to this Agreement as a “Purchaser Agent.”

“Purchaser Group” means, with respect to each Purchaser Agent, the related Conduit Purchaser, if any, the Related Bank Purchasers, (if any) and its related Liquidity Banks and Enhancement Banks.

“Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which is the Aggregate Investment.

“Purchasers” means the Conduit Purchasers and the Related Bank Purchasers.

“Put” is defined in Section 2.l(a).

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

“Rating Agency” means, for any Purchaser Group, Moody’s, S&P and any other rating agency any Conduit Purchaser chooses to rate its commercial paper notes.

“Ratings” means, for any Conduit Purchaser, the ratings by the Rating Agencies of such Conduit Purchaser of the indebtedness for borrowed money of such Conduit Purchaser.

“Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by OfficeMax Contract, Inc. that is sold to the Seller pursuant to each Purchase Agreement and includes the Originator’s rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable to the extent necessary to enforce the Collection of any Receivables, all security interests, guaranties and property securing or supporting payment of such Receivable, all Records and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term “Receivable” shall only include receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

“Receivable Purchase Facility” means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which a Conduit Purchaser is a party relating to the transfer, purchase or financing of receivables or other assets.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Reinvestment Purchase” is defined in Section 1.1(b).

“Related Bank Purchasers” means the Persons listed as such (and their respective Purchase Commitments) for each Purchaser Group as listed on Schedule II hereto.

“Reporting Date” means, (i) during any Monthly Reporting Period, (as defined in Reporting Period) the 20th day of each Fiscal Month, (ii) during any Weekly Reporting Period (as defined in Reporting Period), Tuesday of each calendar week and (iii) during any Daily Reporting Period, (as defined in Reporting Period) each calendar day.

“Reporting Period” shall be determined according to the following table based upon the unsecured debt rating of the Collection Agent:

S&P Rating	Moody’s Rating	Reporting Period
Above BBB- and Baa3	Above BBB- and Baa3	Monthly
BBB-	Baa3	Monthly
BB+	Ba1	Monthly
BB	Ba2	Monthly
BB-	Ba3	Weekly
Below BB- or below Ba3 or rating suspended or withdrawn by either S&P or Moody’s	Below BB- or below Ba3 or rating suspended or withdrawn by either S&P or Moody’s	Daily

For purposes of the foregoing, if one of the two ratings established by Moody’s and S&P shall be (i) one category lower than the other, the Reporting Period shall be determined by reference to the higher of the two ratings, and (ii) two or more categories lower than the other, the Reporting Period shall be determined by reference next above that of the lower of the two ratings.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

“Seller” is defined in the first paragraph hereof.

“Settlement Date” means the 20th day of each Fiscal Month.

“Settlement Period” means the period from and including each Settlement Date to but not including the next succeeding Settlement Date.

“Sold Interest” is defined in Section 1.1(a).

“Special Transaction Subaccount” means the special transaction subaccount established for this Agreement pursuant to Windmill’s depositary agreement.

“Specially Pooled Paper” means the aggregate of all commercial paper notes of a Conduit Purchaser issued in connection with Receivables Purchase Facilities designated from time to time by the Agent (in its sole discretion). Specially Pooled Paper will not include Pooled Commercial Paper or Allocated Commercial Paper at any time.

“S&P” means Standard & Poor’s Ratings Group.

“Subordinated Note” means each revolving promissory note issued by the Seller to the applicable Originator under the applicable Purchase Agreement.

“Subordination Agreement” means the Subordination Agreement dated as of November 17, 2000 between OfficeMax Contract, Inc. (formerly known as Boise Cascade Office Products Corporation) and the Seller.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or the Originator or by one or more other Subsidiaries of the Seller or the Originator. Cuban Electric Company, a Florida corporation, shall not be deemed to be a “Subsidiary” so long as neither the Originator nor any other Subsidiary shall have outstanding any investment in said corporation (other than investments existing on December 31, 1972) or any guaranty of the indebtedness of any corporation.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means the earliest of (a) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent, (b) the occurrence of a Termination Event and (c) June 18, 2007.

“Termination Event” means the occurrence of any one or more of the following:

(a) any representation, warranty, certification or statement made by the Seller or the Originator in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made; or

(b) the Collection Agent, the Originator or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)); or

(c) the Seller fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(e), 5.1(g), 5.1(i) or 5.1(j) of this Agreement or the Originator fails to perform any covenant or agreement in Section 6 of each Purchase Agreement; or

(d) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for ten Business Days; or

(e) the Seller, the Originator or any Subsidiary suffers a Bankruptcy Event; or

(f) the average of the Delinquency Ratio as of the last Business Day for the most recent three Fiscal Months exceeds 6%, the Dilution Ratio as of the last Business Day for the most recent three Fiscal Months exceeds 6% or the Loss-to-Liquidation Ratio as of the last Business Day for any Fiscal Month exceeds 1%; or

(g) (i) the Seller, the Originator or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

(h) any event occurs or condition exists which constitutes an event of default under the OfficeMax Loan Agreement; or

(i) a Collection Agent Replacement Event has occurred and is continuing; or

(j) the average Turnover Rate for the most recent three calendar month period exceeds 45 days; or

(k) has not received an executed Lock-Box Letter with regard to Lock-Box Number 101705, Account Number 8738007922 within 30 days hereof; or

(l) The Internal Revenue Service files notice of a lien with regard to any of the Receivables, or PBGC files, or indicates its intention to file, notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

“Tranche” means a portion of the Investment of a Conduit Purchaser or of the Related Bank Purchasers or of the Related Bank Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days (so except that a Tranche Period for a Eurodollar Tranche for the Investment of GECC shall be one calendar month at all times), and (iii) for a Prime Tranche shall be the period of time from the date on which the Seller selects or is deemed to have selected a Prime Tranche until the effective date of any election it makes to convert such Tranche, or portion thereof, to a Eurodollar Tranche or CP Tranche.

“Transaction Documents” means this Agreement, each Fee Letter, each Purchase Agreement, the Limited Guaranty, each Subordinated Note, each Subordination Agreement, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Transfer Agreement” means (i) the Liquidity Asset Purchase Agreement dated November 30, 2005 among VFCC, Wachovia Bank, National Association, in its capacity as the VFCC Purchaser Agent, administrative agent for VFCC, and as a Liquidity Bank and the other Liquidity Banks from time to time party thereto, and (ii) the Second Amended and Restated Transfer Agreement May 1, 2003 among Windmill, ABN AMRO Bank N.V., in its capacity as the Windmill Purchaser Agent and the Agent for Windmill, and as a Liquidity Bank and the Enhancer, and the other Liquidity Banks from time to time party thereto.

“Transfer Supplement” means an agreement among the parties hereto pursuant to which an existing Purchaser Group adds a new Purchaser.

“Turnover Rate” means, for any period for which it is calculated, (A) (1) the Receivables Balance at the beginning of such period divided by (2) the Collections (other than Deemed Collections) during such period multiplied by (B) the number of days in such period.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

“Unused Commitment” means, for any Related Bank Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

“USA” means the United States of America (including all states and political subdivisions thereof).

“VFCC” is defined in the first paragraph hereof.

“VFCC Related Bank Purchasers” means the Related Bank Purchasers for VFCC.

“VFCC Purchaser Agent” means Wachovia Bank, National Association

“VFCC Purchaser Group” means VFCC and the VFCC Related Bank Purchasers.

“Windmill” is defined in the first paragraph hereof.

“Windmill Related Bank Purchasers” means the Related Bank Purchasers for Windmill.

“Windmill Purchaser Agent” means ABN AMRO Bank N.V.

“Windmill Purchaser Group” means Windmill and the Windmill Related Bank Purchasers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

SCHEDULE II

RELATED BANK PURCHASERS  AND
PURCHASE COMMITMENTS OF RELATED BANK PURCHASERS
AND PURCHASER GROUPS

CONDUIT PURCHASER	NAME OF RELATED BANK PURCHASER	COMMITMENTS OF RELATED BANK PURCHASERS

VFCC	Wachovia Bank, National	$66,666,666.66
	Association

Windmill	ABN AMRO Bank N.V.	$66,666,666.68

	General Electric Capital Corporation	$66,666,666.66

PURCHASER GROUP COMMITMENTS

PURCHASER GROUP	COMMITMENT

VFCC Purchaser Group	$66,666,666.66

Windmill Purchaser Group	$66,666,666.68

GECC Purchaser Group	$66,666,666.66

EXHIBIT A

TO

FOURTH AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

FORM OF INCREMENTAL PURCHASE REQUEST

                       , 200

ABN AMRO Bank N.V., as Agent

Asset Securitization, Structured Finance

540 West Madison Street

Chicago, Illinois 60661

Attn:  Purchaser Agent-Windmill

Wachovia Bank, National Association, as Purchaser

Agent for the VFCC Purchaser Group

191 Peachtree Street, N.E.

Atlanta, Georgia  30303

Attn:  Michael Landry

General Electric Capital Corporation

Re:

Fourth Amended and Restated Receivables Sale Agreement dated as of June 19, 2006 (the “Sale Agreement”) among Loving Creek Funding Corporation (the “Seller”), OfficeMax Incorporated (formerly known as Boise Cascade Corporation) (the “Initial Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchasers (the “Agent”) and as the Windmill Purchaser Agent (“Windmill Purchaser Agent”), Wachovia Bank, National Association, as the VFCC Purchaser Agent (“VFCC Purchaser Agent”), General Electric Capital Corporation, as the GECC Purchaser Agent (“GECC Purchaser Agent”) the other Purchaser Agents from time to time party thereto (collectively, the “Purchaser Agents”), General Electric Capital Corporation, as a Related Bank Purchaser and the Related Bank Purchasers from time to time party thereto (collectively, the “Related Bank Purchasers”), Windmill Funding Corporation, as a conduit purchaser (“Windmill”) and VFCC Funding Corporation, as a conduit purchaser (“VFCC”)

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms it has requested an Incremental Purchase of $___________ by the Conduit Purchasers under the

Sale Agreement. [In the event a Conduit Purchaser is unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $                  by the Related Bank Purchasers for such Conduit Purchaser under the Sale Agreement at the [Eurodollar Rate with a Tranche Period of                  months.] [Prime Rate]].

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,
Loving Creek Funding Corporation
By
Title

SCHEDULE I

TO

INCREMENTAL PURCHASE REQUESTS

SUMMARY OF INFORMATION RELATING TO PROPOSED SALE(S)

1. Dates, Amounts, Purchaser(s), Proposed Tranche Periods
A1	Date of Notice

A2	Measurement Date (the last Business Day of the month immediately preceding the month in which the Date of Notice occurs)

A3	Proposed Purchase Dates (each of which is a Business Day)

A4

Respective Proposed Incremental Purchase on each such Purchase Date (each Incremental Purchase must be in a minimum amount of $1,000,000 and multiples thereof, or, if less, an amount equal to the Maximum Incremental Purchase Amount)

		$	$	$	$
		(A4A)	(A4B)	(A4C)	(A4D)

A5	Proposed Allocation among Purchasers (Pro Rata) Conduit Purchasers

	Name of Related Bank Purchaser	$	$	$	$

A6	Used Aggregate Commitment Amount (after such Incremental Purchases)				$

Each proposed Purchase Date must be a Business Day and must occur no later than two weeks after the Measurement Date set forth above. The choice of Measurement Date is a risk undertaken by the Seller. If a selected Measurement Date is not the applicable Purchase Date, the Seller’s choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100%.

EXHIBIT C

ADDRESSES AND NAMES OF SELLER AND THE ORIGINATOR

1. Locations. (a) The chief executive office of the Seller and the Originator are located at the following address:

Loving Creek Funding Corporation
150 E. Pierce Road
Itasca, Illinois 60143

OfficeMax Contract, Inc.
150 E. Pierce Road
Itasca, Illinois 60143

The addresses set forth above for Seller and OfficeMax Contract, Inc. have been the address of their respective chief executive offices at all times since the inception of each such corporation.

(b)           The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records:

Same as (a) above

2.             Names.   The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originator or any of its divisions or other business units that generate Receivables:

None

EXHIBIT D

LOCK BOXES AND LOCK-BOX BANKS

Bank	Lock-Box Number	Collection Account

OfficeMax Contract, Inc.

Bank of America — Los Angeles, California

Mellon Bank — Pittsburgh, Pennsylvania

Northern Trust — Chicago, Illinois

Wachovia Bank — Atlanta, Georgia

EXHIBIT E

TO THIRD AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

FORM OF LOCK BOX LETTER

[Name of Lock Box Bank]

Ladies and Gentlemen:

Reference is made to the lock-box numbers _______________ and the associated lock-box demand deposit account number ____________ maintained with you (such lock-boxes and associated lock-box demand deposit account, collectively, the “Accounts”), each in the name of OfficeMax Contract, Inc. (“OfficeMax Contract”). OfficeMax Contract hereby confirms it has sold all Receivables (as defined below) to Loving Creek Funding Corporation (the “Seller”).

In connection with the Fourth Amended and Restated Receivables Sale Agreement, dated as of June 19, 2006 (as amended, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), among Loving Creek Funding Corporation (the “Seller”), OfficeMax Incorporated (formerly known as Boise Cascade Corporation) (the “Initial Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchasers (the “Agent”) and as the Windmill Purchaser Agent (“Windmill Purchaser Agent”), Wachovia Bank, National Association, as the VFCC Purchaser Agent (“VFCC Purchaser Agent”), General Electric Capital Corporation, as the GECC Purchaser Agent (“GECC Purchaser Agent”) the other Purchaser Agents from time to time party thereto (collectively, the “Purchaser Agents”), General Electric Capital Corporation, as a Related Bank Purchaser and the Related Bank Purchasers from time to time party thereto (collectively, the “Related Bank Purchasers”), Windmill Funding Corporation, as a conduit purchaser (“Windmill”) and VFCC Funding Corporation, as a conduit purchaser (“VFCC”), the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the “Receivables”) under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to “we” and “us” refer to OfficeMax Contract and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a “Potential Termination Event” has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the “Agent’s Notice”).

At all times prior to the receipt of the Agent’s Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent.

We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent’s Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

We also hereby notify you that, at all times on and after the date of your receipt of the Agent’s Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead, and without having to obtain any consents from us, any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent’s audit purposes and mailing of such statements directly to an address specified by the Agent. At all times on and after the date of your receipt of the Agent’s Notice, neither we nor any of our affiliates shall be given any access to the Accounts.

The Agent’s Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent’s Notice is given by telex or facsimile, it will be deemed to have been received when the Agent’s Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

By executing this letter agreement, you acknowledge the existence of the Agent’s right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled “Loving Creek Funding Corporation and ABN AMRO Bank N.V., as Agent for the Purchasers” with the subline OfficeMax Contract, Inc. Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.

By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker’s lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent’s instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a “Lock-Box Service Agreement”) (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

OfficeMax Contract agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an “Indemnitee”) from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney’s fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.

In the event OfficeMax Contract becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

OFFICEMAX CONTRACT, INC.

By:
Title:

LOVING CREEK FUNDING CORPORATION

By:
Title:

Accepted and confirmed as of
the date first written above:

By:  ABN AMRO BANK N.V., as Agent

By:
Title:

By:
Title:

Address of notice:

ABN AMRO Bank N.V.
Structured Finance, Asset Securitization
540 West Madison Street
Chicago, Illinois 60674
Attention:  Purchaser Agent-Windmill
Telephone Number:  (312) 904-6263
Telecopy Number:    (312) 992-1527

Acknowledged and agreed to as of the date first written above:

[NAME OF BANK]

By:
Title:

Address for notice:

ANNEX A TO
LOCK-BOX LETTER

[Name of Bank]

Re:                                                   Loving Creek Funding Corporation

Lock Box Numbers ______________

Lock-Box Account Number ____________

Ladies and Gentlemen:

Reference is made to the letter agreement dated _________________ (the “Letter Agreement”) among OfficeMax Contract, Inc., Loving Creek Funding Corporation, the undersigned, as Agent, and you concerning the above-described lock-boxes and lock-box account (collectively, the “Accounts”). We hereby give you notice that a “Potential Termination Event” has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,

ABN AMRO Bank N.V.

By:
Title:

By:
Title:

cc:           Loving Creek Funding Corporation

OFFICEMAX, INC.

ACCOUNTING CALENDAR

FISCAL 2006 2007

JUNE 01, 2006 THROUGH JUNE 30, 2007

FISCAL CALENDAR 2006

		S	M	T	W	T	F	S

22		28	29	30	31	1	2	3
23		4	5	6	7	8	9	10
24	JUN	11	12	13	14	15	16	17
25	PERIOD	18	19	20	21	22	23	24
26	6	25	26	27	28	29	30	1

THIRD QUARTER										FOURTH QUARTER

		S	M	T	W	T	F	S			S	M	T	W	T	F	S

27		2	3	4	5	6	7	8	40		1	2	3	4	5	6	7
28	JUL	9	10	11	12	13	14	15	41	OCT	8	9	10	11	12	13	14
29	PERIOD	16	17	18	19	20	21	22	42	PERIOD	15	16	17	18	19	20	21
30	7	23	24	25	26	27	28	29	43	10	22	23	24	25	26	27	28

31		30	31	1	2	3	4	5	44		29	30	31	1	2	3	4
32	AUG	6	7	8	9	10	11	12	45	NOV	5	6	7	8	9	10	11
33	PERIOD	13	14	15	16	17	18	19	46	PERIOD	12	13	14	15	16	17	18
34	8	20	21	22	23	24	25	26	47	11	19	20	21	22	23	24	25

35		27	28	29	30	31	1	2	48		26	27	28	29	30	1	2
36		3	4	5	6	7	8	9	49		3	4	5	6	7	8	9
37	SEP	10	11	12	13	14	15	16	50	DEC	10	11	12	13	14	15	16
38	PERIOD	17	18	19	20	21	22	23	51	PERIOD	17	18	19	20	21	22	23
39	9	24	25	26	27	28	29	30	52	12	24	25	26	27	28	29	30

FISCAL CALENDAR 2007

FIRST QUARTER										SECOND QUARTER

		S	M	T	W	T	F	S			S	M	T	W	T	F	S

1		31	1	2	3	4	5	6	14		1	2	3	4	5	6	7
2	JAN	7	8	9	10	11	12	13	15	APR	8	9	10	11	12	13	14
3	PERIOD	14	15	16	17	18	19	20	16	PERIOD	15	16	17	18	19	20	21
4	1	21	22	23	24	25	26	27	17	4	22	23	24	25	26	27	28

5		28	29	30	31	1	2	3	18		29	30	1	2	3	4	5
6	FEB	4	5	6	7	8	9	10	19	MAY	6	7	8	9	10	11	12
7	PERIOD	11	12	13	14	15	16	17	20	PERIOD	13	14	15	16	17	18	19
8	2	18	19	20	21	22	23	24	21	5	20	21	22	23	24	25	26

9		25	26	27	28	1	2	3	22		27	28	29	30	31	1	2
10		4	5	6	7	8	9	10	23		3	4	5	6	7	8	9
11	MAR	11	12	13	14	15	16	17	24	JUN	10	11	12	13	14	15	16
12	PERIOD	18	19	20	21	22	23	24	25	PERIOD	17	18	19	20	21	22	23
13	3	25	26	27	28	29	30	31	26	6	24	25	26	27	28	29	30

G-2